As filed with the Securities and Exchange Commission on November 22, 2013 Registration No. 333_____
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	43-1706529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 North Meramec
Clayton, Missouri 63105
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Enterprise Financial Services Corp 2013 Stock Incentive Plan
(Full title of the plan)

Copy to:

Keene S. Turner Chief Financial Officer Enterprise Financial Services Corp 150 North Meramec Clayton, Missouri 63105 (314) 725-5500 (Name, address and telephone number of agent for service)	J. Mark Klamer, Esq. Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000 Fax: (314) 259-2020
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	1,000,000	$18.56	$18,560,000	$2,390.53

1. Pursuant to Rule 416, this registration statement covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any similar transaction effected without receipt of additional consideration, which results in an increase in Registrant's outstanding shares of Common Stock.
2. Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee and based upon the average of the reported high and low sale prices on November 18, 2013.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents are hereby incorporated by reference into this registration statement:
(a)        Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2013 (including the portions of Registrant's Proxy Statement for the 2013 Annual Meeting of Stockholders, filed with the Commission on March 26, 2013, to the extent specifically incorporated by reference therein), which contained audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;
(b)     Registrant's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, June 30, 2013, and September 30, 2013 filed with the Commission on May 3, 2013, August 2, 2013, and November 12, 2013, respectively;
(c)    Registrant's Current Reports on Form 8-K, filed with the Commission on March 26, 2013, May 9, 2013, August 15, 2013, September 13, 2013, and October 18, 2013; and
(d)    The description of Registrant's common stock, which is contained in a registration statement filed on Form S-1, by Registrant with the Commission on October 24, 1996, registration number 333-14737.
In addition, except to the extent that information is deemed furnished and not filed pursuant to applicable laws and regulations, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents (but this shall not include any information that is merely furnished to the Securities and Exchange Commission).  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of Registrant, by reason of the fact that the person is or was a director, officer, agent or employee of Registrant, or is or was serving at Registrant's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Registrant as well, but only to the extent of defense expenses, reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to Registrant, unless the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if such person is successful on the merits or otherwise in the defense of any action referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, Registrant's certificate of incorporation (as amended and together with all certificates of designations) includes a provision to eliminate the personal liability of Registrant's directors for monetary damages for breach of alleged breach of their fiduciary duties as directors, subject to limited exceptions. The certificate of incorporation (as amended and together with all certificates of designations) also provides that every person who is or was a director, officer, employee or agent of Registrant or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at Registrant's request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on November 22, 2013.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Keene S. Turner
Keene S. Turner
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter F. Benoist	Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2013
Peter F. Benoist

/s/ Keene S. Turner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 22, 2013
Keene S. Turner

/s/ James J. Murphy, Jr.*	Chairman of the Board of Directors	November 22, 2013
James J. Murphy, Jr.

/s/ John S. Eulich*	Director	November 22, 2013
John S. Eulich

/s/ William H. Downey*	Director	November 22, 2013
William H. Downey

/s/ Robert E. Guest, Jr.*	Director	November 22, 2013
Robert E. Guest, Jr.

/s/ Lewis A. Levey*	Director	November 22, 2013
Lewis A. Levey

/s/ Birch M. Mullins*	Director	November 22, 2013
Birch M. Mullins

/s/ John M. Tracy*	Director	November 22, 2013
John M. Tracy

/s/ Sandra A. Van Trease*	Director	November 22, 2013
Sandra A. Van Trease

/s/ Michael A. DeCola*	Director	November 22, 2013
Michael A. DeCola

/s/ Brenda D. Newberry*	Director	November 22, 2013
Brenda D. Newberry

/s/ Judith S. Heeter*	Director	November 22, 2013
Judith S. Heeter

*	/s/ Peter F. Benoist
By:	Peter F. Benoist
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1**
Enterprise Financial Services Corp 2013 Stock Incentive Plan (incorporated herein by reference to Appendix A to Registrant's Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2013).

4.2**	Certificate of Incorporation of Registrant, (incorporated herein by reference to Exhibit 3.1 of Registrant's Registration Statement on Form S-1 filed on December 9, 1996 (File No. 333-14737)).

4.3**
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).

4.4**	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the period ending September 30, 1999).

4.5**	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 99.2 to Registrant's Current Report on Form 8-K filed on April 30, 2002).

4.6**	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Appendix A to Registrant's Definitive Proxy Statement on Schedule 14A filed on November 20, 2008).

4.7**
Certificate of Designations of Registrant for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated December 17, 2008 (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on December 23, 2008).

4.8**	Bylaws of Registrant, as amended, (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on October 2, 2007).

5.1*	Opinion of Bryan Cave LLP

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1*	Power of Attorney.

* Filed herewith
** Previously Filed